Exhibit 99.B(d)(11)

AMENDMENT TO EXPENSE LIMITATION AGREEMENT

This Amendment, dated as of              is entered into between PNC Capital Advisors, LLC a Delaware limited liability company (the “Adviser”), and PNC Funds, a Delaware statutory trust.

WHEREAS, the Adviser and PNC Funds have entered into an Expense Limitation Agreement dated September 28, 2018 (the “Expense Limitation Agreement”) under which the Adviser agrees to waive its fees and/or reimburse expenses (or cause its affiliates to waive their fees and/or reimburse expenses) to the extent necessary so that the “total annual fund operating expenses” or “other expenses” (as defined in Form N-1A) for each class of the Funds listed on Exhibit A of the Expense Limitation Agreement do not exceed the percentage of average daily net assets set forth in Exhibit A of the Expense Limitation Agreement;

WHEREAS, the Adviser and PNC Funds mutually agree to revise the Expense Limitation Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree to amend Exhibit A of the Expense Limitation Agreement to reflect; (i) the inclusion of Class R6 shares for PNC International Equity Growth Fund and PNC Emerging Markets Equity Fund. Exhibit A as amended is attached hereto.

Except to the extent amended hereby, the Expense Limitation Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

PNC Capital Advisors, LLC		PNC Funds

By:		By:
Name:	William D. Mennonna	Name:	Jennifer E. Spratley
Title:	President	Title:	President

EXHIBIT A

	Cap on Total Annual Fund Operating Expenses (calculated as a percentage of average daily net assets)
Fund	Class A Shares	Class C Shares	Class I Shares	Class R Shares	Class R4 Shares	Class R5 Shares	Class R6 Shares		Advisor Shares	Service Shares
Balanced Allocation Fund	1.21%	1.95%	0.95%	N/A	N/A	N/A	N/A		N/A	N/A
Emerging Markets Equity Fund	1.51%	N/A	1.25%	1.50%	N/A	N/A	1.24	%(1)	N/A	N/A
International Equity Fund	1.26%	1.98%	0.98%	N/A	N/A	N/A	0.90%		N/A	N/A
International Growth Fund	1.11%	N/A	0.85%	1.10%	N/A	N/A	0.84	%(1)	N/A	N/A
Multi-Factor All Cap Fund	0.93%	1.65%	0.65%	N/A	N/A	N/A	N/A		N/A	N/A
Multi-Factor Large Cap Growth Fund	0.93%	1.65%	0.65%	N/A	N/A	N/A	N/A		N/A	N/A
Multi-Factor Large Cap Value Fund	0.93%	1.65%	0.65%	N/A	N/A	N/A	N/A		N/A	N/A
Multi-Factor Small Cap Core Fund	1.13%	1.85%	0.85%	N/A	N/A	N/A	0.84%		N/A	N/A
Multi-Factor Small Cap Growth Fund	1.13%	1.85%	0.85%	N/A	N/A	N/A	0.84%		N/A	N/A
Multi-Factor Small Cap Value Fund	1.13%	1.85%	0.85%	N/A	N/A	N/A	N/A		N/A	N/A
Small Cap Fund	1.27%	1.99%	0.99%	N/A	N/A	N/A	N/A		N/A	N/A
Total Return Advantage Fund	0.61%	1.35%	0.35%	N/A	N/A	N/A	N/A		N/A	N/A
Ultra Short Bond Fund	0.49%	N/A	0.23%	N/A	N/A	N/A	N/A		N/A	N/A
Intermediate Tax Exempt Bond Fund	0.78%	1.53%	0.53%	N/A	N/A	N/A	N/A		N/A	N/A
Tax Exempt Limited Maturity Bond Fund	0.78%	N/A	0.53%	N/A	N/A	N/A	N/A		N/A	N/A
Government Money Market Fund	0.44%	N/A	N/A	N/A	N/A	N/A	N/A		0.29%	N/A
Treasury Money Market Fund	0.49%	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A
Treasury Plus Market Fund	N/A	N/A	N/A	N/A	N/A	N/A	N/A		0.38%	0.53%

(1)         The initial one-year term for Class R6 shares of Emerging Markets Equity Fund and International Growth Fund commences upon the registration of Class R6 shares for the Funds, anticipated in late January 2019.